UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	October 20, 2009

Wells Mid-Horizon Value-Added Fund I, LLC

(Exact Name of Registrant as Specified in Charter)

Georgia	000-53626	20-3192853
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 20, 2009, Wells Mid-Horizon Value-Added Fund I, LLC (the "Registrant") and Brocade Communications Systems, Inc. ("Brocade"), an unrelated third party, entered into a lease agreement at the Nathan Lane building, a five-story office building containing approximately 184,000 rentable square feet and located in Plymouth, Minnesota, which reduced Brocade's square footage from approximately 81% of the building to approximately 24% of the building and extended the lease term from April 30, 2010 to July 31, 2017 (the "Agreement"). The Registrant owns 100% of the Nathan Lane Building.

Effective May 1, 2010, Brocade will no longer manage the Nathan Lane building and its annual base rent will increase from an average of approximately $10.12 per square foot to an average of approximately $14.20 per square foot. Brocade's annual base rent will increase by approximately 3% annually beginning in the thirteenth month of the lease. In addition to annual base rent, Brocade is also required to reimburse the Registrant for its pro rata share of all operating expenses and real estate taxes for the Nathan Lane building. Through May 1, 2011, Brocade is also entitled to a landlord-funded tenant improvement allowance of approximately $1,264,000. Brocade has the right to extend the lease term for two additional five-year periods at the then fair market rental rate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS MID-HORIZON VALUE ADDED FUND I, LLC (Registrant)

By:	WELLS INVESTMENT MANAGEMENT COMPANY, INC. (Manager)

October 22, 2009	/s/ Douglas P. Williams
Douglas P. Williams
Senior Vice President
of Wells Investment Management Company, Inc.